Exhibit 8.2

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

September 27, 2017

Ocean Rig UDW Inc.
Ocean Rig Cayman Management Services SEZC Limited
3rd Floor Flagship Building
Harbour Drive, Grand Cayman, Cayman Islands

Re:	Ocean Rig UDW Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to Ocean Rig UDW Inc. (the "Company") and the holders of shares of the Company's common stock, par value $0.01 per share.
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (i) the registration statement on Form F-1 (the "Registration Statement"), as filed by the Company with the U.S. Securities and Exchange Commission (the "Commission"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of 35,260,089  shares of the Company's common stock to be offered by the selling shareholders (the "Selling Shareholders") identified in the Registration Statement, and (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus").  We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
Based on the facts as set forth in the Registration Statement and the Company's annual report on Form 20-F for the fiscal year ended December 31, 2016 (the "Annual Report"), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Prospectus in the section entitled "ITEM 10.E. Taxation—United States Federal Income Tax Considerations" and in the risk factors entitled "United States tax authorities could treat us as a 'passive foreign investment company,' for United States federal income tax purposes, which may have adverse tax consequences to U.S. shareholders", we hereby confirm that the opinions with respect to United States federal income tax matters expressed in the discussions in such sections are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.
Our opinions and the tax discussion as set forth in the Prospectus are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Prospectus.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and discussion of advice provided by us in the Prospectus. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.
Very truly yours,

/s/ Seward & Kissel LLP